Exhibit 99.1
NEWS RELEASE

For Release on October 30, 2007 4:00 PM (ET) (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer
Giga-tronics Reports Second Quarter Profits

     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit of $188,000 or $0.04 per fully diluted share for the quarter ended September 29, 2007. This compares with the net loss of ($403,000) or ($0.08) per fully diluted share for the same period a year ago. The net profit in the second quarter of fiscal 2008 resulted from an 18% net sales increase to $4,651,000 versus $3,934,000 in the second quarter of fiscal 2007. Operating expenses decreased 19% or $427,000 in the second quarter of fiscal 2008 over fiscal 2007. This was primarily due to restructuring efforts in fiscal 2007 and in the first quarter of fiscal 2008.
     Net profit for the six months ended September 29, 2007 was $280,000 or $0.06 per fully diluted share compared with a net loss of ($1,430,000) or ($0.30) per fully diluted share for the same period last year. The net profit in the first half of fiscal 2008 resulted from a 27% increase in net sales to $9,279,000 versus $7,320,000 for the same period a year ago. Operating expenses decreased 16% or $744,000 in the first half of fiscal 2008 over fiscal 2007. Again, this was primarily due to restructuring efforts in fiscal 2007 and in the first quarter of fiscal 2008. Also included in the $280,000 net profit for the six month period ended September 29, 2007 was a one time restructuring charge of $80,000 or $0.02 per fully diluted share in severance costs.
     Orders declined 36% in the second quarter of fiscal 2008 to $3,751,000 from $5,812,000 for the second quarter of fiscal 2007. Our book-to-bill ratio decreased to .81 versus 1.48 in the same period a year ago. However, for the first half of fiscal 2008, orders were $8,731,000 compared to $8,745,000 for the first half of fiscal 2007.

     Backlog at quarter end was $7.9 million (approximately $5.4 million is shippable within one year) as compared to $11.8 million (approximately $8.0 million was shippable within one year) at the end of the second quarter of the prior year.
     Cash and cash equivalents at September 29, 2007 were $1,617,000 compared to $1,815,000 as of June 30, 2007.
     Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (866) 463-5401, and enter Access Code 835546#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of October 30, 2007 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	September 29, 2007	March 31, 2007
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,617	$1,804
Trade accounts receivable, net	2,591	2,750
Inventories	5,740	5,841
Prepaid expenses and other assets	383	360

Total current assets	10,331	10,755

Property and equipment, net	353	324
Other assets	19	82

Total assets	$10,703	$11,161

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$809	$1,106
Accrued commissions	206	192
Accrued payroll and benefits	555	666
Accrued warranty	181	207
Customer advances	538	681
Other current liabilities	443	623

Total current liabilities	2,732	3,475
Deferred rent	192	293

Total liabilities	2,924	3,768

Commitments
Shareholders’ equity
Preferred stock of no par value; Authorized 1,000,000 shares; no shares issued and outstanding at September 29, 2007 and March 31, 2007	—	—
Common stock of no par value; Authorized 40,000,000 shares; 4,814,021 shares at September 29, 2007 and 4,809,021 at March 31, 2007 issued and outstanding	13,271	13,165
Accumulated deficit	(5,492)	(5,772)

Total shareholders’ equity	7,779	7,393

Total liabilities and shareholders’ equity	$10,703	$11,161

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(In thousands except per share data)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
(Unaudited)
Net sales	$4,651	$3,934	$9,279	7,320

Cost of sales	2,570	2,077	5,254	4,264

Gross profit	2,081	1,857	4,025	3,056

Engineering	514	938	1,100	1,899
Selling, general and administrative	1,365	1,368	2,640	2,665
Restructuring	—	—	80	—

Operating expenses	1,879	2,306	3,820	4,564

Operating income (loss)	202	(449)	205	(1,508)

Other expense	13	—	—	—
Interest income, net	9	37	23	66

Income (loss) from continuing operations before income taxes	198	(412)	228	(1,442)
Provision for income taxes	—	1	2	1

Income (loss) from continuing operations	198	(413)	226	(1,443)
(Loss) income on discontinued operations, net of income taxes	(10)	10	54	13

Net income (loss)	$188	$(403)	$280	$(1,430)

Basic net income (loss) per share:
From continuing operations	$0.04	$(0.08)	$0.05	$(0.30)
On discontinued operations	(0.00)	0.00	0.01	0.00

Basic net income (loss) per share	$0.04	$(0.08)	$0.06	$(0.30)

Diluted net income (loss) per share:
From continuing operations	$0.04	$(0.08)	$0.05	$(0.30)
On discontinued operations	(0.00)	0.00	0.01	0.00

Diluted net income (loss) per share	$0.04	$(0.08)	$0.06	$(0.30)

Shares used in per share calculation:
Basic	4,810	4,809	4,810	4,809
Diluted	4,880	4,809	4,871	4,809